EXHIBIT 12

                  INDIANA BELL TELEPHONE COMPANY, INCORPORATED
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                              (Dollars in Millions)

                                                  Three Months Ended
                                                         March 31
                                                   ---------------
                                                  1998         1997
                                                  ----         ----
1.  EARNINGS

     a) Income before interest expense,
         income taxes and undistributed
         equity earnings ....................  $  123.3     $   117.1

     b) Portion of rental expense
         representative of the
         interest factor (1).................       1.1           0.5
                                               --------      --------
     Total 1(a) and 1(b).....................  $  124.4     $   117.6
                                               --------      --------
2.  FIXED CHARGES

     a) Total interest expense including
         capital lease obligations...........  $    4.3     $     4.3

     b) Capitalized interest.................       0.2           0.3

     c) Portion of rental expense
         representative of the
         interest factor (1).................       1.1           0.5
                                               --------      --------
     Total 2(a) through 2(c).................  $    5.6     $     5.1
                                               --------      --------
3.  RATIO OF EARNINGS TO FIXED CHARGES.......     22.21         23.06
                                                  =====         =====


(1) We consider one third of total rental expense to represent return on capital.